Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated January 12, 2015

North America Structured Investments

4yr Auto Callable Review Notes Linked to SPX/RTY

J.P.Morgan

Overview

May be appropriate for investors who seek early exit prior to maturity at a premium if, on any Review Date, the Index closing level of each of the Indices is at or above its Call Level. If the notes have not been automatically called, investors will receive their principal back at maturity plus the contingent minimum return if the Ending Index Level of each Index is less than its Initial Index Level by up to the Buffer Amount. Investors will lose some or all of their principal if the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount and the notes have not been automatically called.

You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms

Issuer: JPMorgan Chase & Co.

Minimum Denomination: $1,000.00

Indices: Russell 2000® Index (RTY) and S&P 500® Index (SPX)

Pricing Date: January 27, 2015

Maturity Date: January 31, 2019

Review Dates: February 03, 2016, January 27, 2017, January 29, 2018, and January 28, 2019 (final Review Date)

Payment if Called*: For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

- between 7.25%* and 8.25%* × $1,000 if automatically called on the first Review Date
- between 14.50%* and 16.50%* × $1,000 if automatically called on the second Review Date
- between 21.75%* and 24.75%* × $1,000 if automatically called on the third Review Date
- between 29.00%* and 33.00%* × $1,000 if automatically called on the final Review Date

Contingent Minimum Return: 10.00%**

Buffer Amount: 30.00%

CUSIP: 48127D5B0

Preliminary Term sheet: http://sp.jpmorgan.com/document/cusip/48127D5B0/doctype/Product_Termsheet/document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

* To be determined on the Pricing Date, but not less than 7.25% or greater than 8.25% per annum.

Automatic Call

If the Index closing level of each Index on any Review Date is greater than or equal to the applicable Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note that will vary depending on the applicable Review Date and call premium.

Payment at Maturity

If the notes have not been automatically called and the Ending Index Level of each Index is less than its Initial Index Level by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contingent Minimum Return)

If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial

Hypothetical Amount Payable***

Lesser Performing Index Return at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Third Review Date	Total Return at Final Review Date
80.00%	7.25%	14.50%	21.75%	29.00%
60.00%	7.25%	14.50%	21.75%	29.00%
40.00%	7.25%	14.50%	21.75%	29.00%
20.00%	7.25%	14.50%	21.75%	29.00%
10.00%	7.25%	14.50%	21.75%	29.00%
0.00%	7.25%	14.50%	21.75%	29.00%
-5.00%	N/A	N/A	N/A	10.00%
-20.00%	N/A	N/A	N/A	10.00%
-25.00%	N/A	N/A	N/A	10.00%
-30.00%	N/A	N/A	N/A	10.00%
-30.01%	N/A	N/A	N/A	-30.01%
-80.00%	N/A	N/A	N/A	-80.00%
-100.00%	NA	NA	N/A	-100.00%

** To be determined on the Pricing Date, but not less than 10.00% per annum

*** Reflects a Minimum Coupon Rate of 10.00% for illustrative purposes. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower.

Payment at Maturity (Continued)

Index Level by more than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Buffer Amount of 30%, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary term sheet.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments
4yr Auto Callable Review Notes Linked to SPX/RTY

Selected Benefits
[] Fixed appreciation potential
[] Potential early exit with appreciation as a result of automatic call feature.

Selected Risks
[] Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
[] Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.
[] You are exposed to the risks of the decline in value of each Index.
[] Your payment at maturity may be determined by the lesser performing Index.
[] Return is limited to the principal amount plus call premium regardless of any appreciation of the Indices, which may be significant.
[] If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by up to the Buffer Amount, you will lose 1% of your principal for every 1% the final level of the lesser performing Index is less than its Initial Level.
[] The benefit provided by the Buffer Amount may terminate on the Final Review
Date.
[] The automatic call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.
[] No interest or dividend payments, voting rights, or ownership rights with the securities included in the Index.
[] You are exposed to the risks associated with small capitalization companies.

Selected Risks (continued)
[] JPMS ' estimated value does not represent future values and may differ from others' estimates.
[] The notes' value which may be reflected in customer account statements may be higher than JPMS' then current estimated value.
[] JPMS' estimated value is not determined by reference to our credit spreads for our conventional fixed rate debt.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.
[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U. S. federal income tax consequences of an investment in the notes.

The  risks identified above are not exhaustive. Please see "Risk Factors" in the
applicable   product  supplement  and  "Selected  Risk  Considerations"  to  the applicable term sheet for additional information.

Disclaimer

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a  prospectus)  with  the  SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and  the  other  documents relating to this offering that JPMorgan Chase and Co.
has  filed  with  the SEC for more complete information about JPMorgan Chase and
Co.  and  this  offering.  You  may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any  agent or any dealer participating in the this offering will arrange to send you  the  prospectus  and  the  prospectus  supplement  as  well  as any product
supplement   and   term   sheet   if  you  so  request  by  calling  toll  -free
1-866-535-9248.

IRS  Circular  230  Disclosure: JPMorgan Chase and Co. and its affiliates do not provide  tax  advice.  Accordingly, any discussion of U.S. tax matters contained herein  (including  any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone  unaffiliated  with  JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax -related penalties.

Investment  suitability  must  be determined individually for each investor, and the  financial  instruments  described  herein  may  not  be  suitable  for  all investors.  This information is not intended to provide and should not be relied upon  as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

J.P.    Morgan    Structured   Investments   |   1   800   576   3529   |   jpm_
structured_investments@jpmorgan.com